EXHIBIT 107.1
CALCULATION OF FILING FEE TABLES

Form S-3ASR
(Form Type)

Morphic Holding, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Equity	Preferred stock, $0.0001 par value per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Debt	Debt securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Subscription rights	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Units	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
Fees to be paid	Equity	Common stock, $0.0001 par value per share	Rule 457(o)	N/A	N/A	$350,000,000	$0.00014760	$51,660.00	—	—	—	—
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	—	—	—	—
	Total Offering Amounts					$350,000,000		$51,660.00
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$51,660.00
(1)    There is being registered hereunder an indeterminate number of shares of (a) common stock, (b) preferred stock, (c) debt securities, (d) warrants to purchase common stock, preferred stock or debt securities of the Registrant, (e) subscription rights to purchase common stock, preferred stock or debt securities of the Registrant, and (f) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There is also being registered hereunder an indeterminate number of shares of common stock, preferred stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)    In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of the registration fee. Any additional registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).